Exhibit 99
Ford

NEWS

Media Contact:	Media Contact:	Equity Investment:	Fixed Income:	Shareholders:
Oscar Suris	Anne Marie Gattari	Raj Modi	Rob Moeller	1-800-555-5259 or
313-594-1106	313-323-7809	313-323-8221	313-621-0881	313-845-8540
osuris@ford.com	agattari@ford.com	fordir@ford.com	fixedinc@ford.com	stockinf@ford.com

IMMEDIATE RELEASE

FORD’S TWIN CITIES AND NORFOLK ASSEMBLY PLANTS
WILL BE IDLED AS WAY FORWARD PLAN MOVES AHEAD

•  Twin Cities Assembly Plant in St. Paul, Minn., and the Norfolk Assembly Plant in Virginia will be idled in 2008 as part of the company’s Way Forward plan.
•  Ford will be able to maintain its production capacity and undisputed leadership of the full-size pickup truck market with fewer plants, thanks to flexible manufacturing.
•  Future product plans surrounding Ford compact pickups will be announced closer to the end of Ford Ranger production in Twin Cities in 2008.
•  Ford is on track to have 82 percent of its North American assembly facilities flexible by 2008, up from 38 percent in
 2004 and ahead of the previously announced target of 75 percent.
•  Ford reaffirms its commitment to a new low-cost manufacturing site for the future.

DEARBORN, Mich., April 13, 2006 - Ford Motor Company [NYSE: F] today announced that its Twin Cities Assembly Plant in St. Paul, Minn., and the Norfolk Assembly Plant in Virginia will be idled in 2008 as part of the company’s Way Forward plan to restore North American automotive operations to profitability no later than 2008. Going forward, Ford will be able to maintain its production capacity and undisputed leadership of the full-size pickup truck market with fewer plants, thanks to flexible manufacturing.

The Way Forward plan, which was announced on Jan. 23, is a comprehensive roadmap to strengthen the company’s Ford, Lincoln and Mercury brands through innovative new products, better quality, straightforward pricing, lower costs and more flexible, efficient operations. As part of the plan, Ford said in January that it would idle and cease manufacturing operations at 14 plants, including seven assembly plants.

In addition to Norfolk and Twin Cities, the plants announced to date include Wixom (Mich.) Assembly, St. Louis Assembly, Atlanta Assembly, Windsor (Ontario) Casting and Batavia (Ohio) Transmission.

“A decision to end production at a plant is not an easy one and I’m deeply mindful of the impact this decision has on Ford employees, families and communities,” explains Mark Fields, Ford Motor Company executive president and president of The Americas. “Unfortunately, these are necessary steps we must take to move the business forward.

“The Way Forward is a long-term strategy and journey,” Fields continues. “But we are very satisfied with early progress and momentum, and we remain committed to all of the targets established in what remains a long-term strategy and journey.”

The Norfolk plant, which opened in 1925, currently employs 2,275 hourly and 158 salaried workers. The Twin Cities plant, which also opened in 1925, employs 1,750 hourly and 135 salaried workers. These staff reductions are part of the 25,000 - 30,000 job workforce reduction announced as part of the Way Forward plan.

Even with the idling of Norfolk, Ford will remain the undisputed leader in full-size pickup truck sales, thanks to flexible manufacturing. In the first quarter, Ford sold 199,801 F-Series trucks, up more than 5 percent compared with a year ago, and posted a 2.7 point increase in segment market share, while many domestic and Asian competitors posted share declines. Ford said it is on track to sell more than 900,000 F-Series pickups for an unprecedented third year in a row.

Future product plans surrounding Ford compact pickups will be announced closer to the end of Ford Ranger production in Twin Cities in 2008. Ranger sales in the first quarter totaled 22,378 units, down 15.9 percent.

Ford also remains committed to building a new low-cost manufacturing site for the future, as the company announced in January.

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